Exhibit 4.7


       [letterhead of Bridgewater Capital Corporation]

                 FINANCIAL SERVICES AGREEMENT

THIS AGREEMENT is entered into this 22nd day of October, 1996 by and between BRIDGEWATER CAPITAL CORPORATION (hereinafter "BCC"), a California corporation and CLASSIC RESTAURANTS INTERNATIONAL, INC. (hereinafter "Client") a Colorado corporation.

HEREAFTER, the Client and BCC are referred to collectively as "Parties", and singularly as "Party".

WHEREAS, the Parties desire to set forth the terms and conditions under which the said services shall be performed.

NOW, THEREFORE, in consideration of the promises of the mutual covenants herein, the Parties hereto agree as follows:

ARTICLE 1 - SCOPE OF SERVICES

BCC agrees to perform for the Client, beginning immediately on the date hereof, the financial services described as follows:

(a) BCC will perform investment banking activities including, but not limited to, assist in locating, analyzing, negotiating, advising on equity capital, debt financing, bridge loans, merger candidates, acquisition candidates, divestiture opportunities, spin-off opportunities, strategic alliances or partnerships, any other opportunities to enhance shareholder value, advise company on Financial Public Relations firms, services, techniques, press releases, shareholder letters etc.

(b) BCC will advise Client and perform research on specific investment opportunities which may come to the attention of BCC or Client and provide research on general market conditions. Client agrees that BCC will not advise Client on the appropriateness of an investment, but merely collect, analyze and summarize data.

(c) BCC will also perform other duties from time to time as requested by Client, provided that in no event will BCC perform the services of an investment advisor.

(d) In rendering these services, BCC may develop creative works for Client, including but not limited to inventions, discoveries, improvements, developments, processes, drawings, computer software or other work which may be protectable by copyright, patent or trade secrecy law. BCC agrees that all such work shall be considered to be "work for hire" and that all ownership and rights of copyright, patent, or trade secrecy pertaining to such work shall become the property of the Client. BCC agrees to assign and does hereby assign all his rights in and to the foregoing, whether or not patentable or copyrightable, to the Client. BCC agrees that all information disclosed to it about the Client's products, processes and services are the sole property of the Client and BCC will not assert any rights to any confidential or proprietary information or material, nor will BCC directly or indirectly, except as required in the conduct of their duties under this Agreement, disseminate or disclose any such confidential information.

(e) Additional special projects, such as annual reports, quarterly reports, video presentations, personal presentations, Financial Public Relations etc. will be performed and billed separately as mutually agreed upon by both Parties.

ARTICLE II-PERIOD OF PERFORMANCE

The period of performance under this Agreement shall be for a primary six
(6) month term from the date hereof. This Agreement may be terminated immediately by either Party for cause.

ARTICLE III-CONTRACTUAL RELATIONSHIP

In performing the services under this agreement, BCC shall operate as, and have the status of, an independent contractor. BCC shall not have authority to enter into any contract binding the Client, or create any obligations on the part of the Client, except as shall be specifically authorized by the Client. The Client and BCC will be mutually responsible for deterring the means and the methods for performing the services described in ARTICLE I.

ARTICLE IV-COMPENSATION

As full consideration for the performance of the basic (three part) services described above, the Client shall pay BCC compensation as follows:

(a) $10,000 per month, due and payable on the monthly anniversary date of this Agreement starting on the date this Agreement in signed.

ARTICLE V-COMPANY INFORMATION

Since BCC must at all times rely upon the accuracy and completeness of information supplied to it by the Client's officers, directors, agents, and employees, the Client agrees to indemnify, hold harmless, and defend BCC, it's officers, agents or employees at the Clients expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Client to BCC.

ARTICLE VI-ASSIGNMENT

The rights and obligations of the Client under this Agreement shall inure to the benefit and be binding upon the successors and assigns of the Client. BCC's rights and obligations under this Agreement are personal and nonassignable.

ARTICLE VII-REPRESENTATIVE AND NOTICES

Notices provided for hereunder shall be in writing and may be served personally to the Client's representative and BCC's representative at their respective place of business or may be transmitted by fax.

ARTICLE VII-ARBITRATION/JURISDICTION OF COURT

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the County of Orange, California, U.S.A., in accordance with the rules of the American Arbitration Association there in effect, except that the Parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure and the prevailing Party shall be entitled to reasonable costs and reasonable attorney's fees from arbitration or any other civil action. Judgment upon the award rendered therein may be entered in any Court having jurisdiction thereof. Jurisdiction for any legal action is stipulated between the Parties to lie in the County of Orange, California, U.S.A.

ARTICLE IX-MISCELLANEOUS

This Agreement constitutes the entire agreement between the Client and BCC relating to providing financial services. It supersedes all prior or contemporaneous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those expressed herein. No agreements hereafter made between the Parties shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party bound thereby.

This Agreement shall in all respects be interpreted and construed, and the rights of the Parties hereto shall be governed by the laws of the State of California, U.S.A.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

BRIDGEWATER CAPITAL CORP.			Classic Restaurants International

\s\Urban Smedeby                        \s\ James R. Shaw
By: URBAN SMEDEBY                       By: JAMES R. SHAW
PRESIDENT                               PRESIDENT

__________________                      10/29/96
DATE                                    DATE

           [letterhead of Bridgewater Capital Corporation]

Mr. Bob Shaw
Classic Restaurants International, Inc.
3500 Parkway Lane, Suite 435
Norcross GA 30092

Dear Bob:

	Pursuant to our Consulting Services Agreement dated October 22, 1996 and as of March 29, 1997, there is a total amount still due to Bridgewater Capital Corporation of $50,000.00 (Invoice enclosed for your reference).

	Please let this letter serve as our acceptance of your offer to pay the full amount ($50,000.00) with 65,000 shares of Classic Restaurants International Inc. free trading shares of common stock as soon as possible to Andre J. Peschong.

	If you have any questions regarding this matter, please don't hesitate to contact me.

                              Sincerely,

                              \s\ Jack A. Thomsen

                              Jack A. Thomsen

Agreed and accepted this 25th day of March, 1997 by:

\s\ Bob Shaw
Bob Shaw, President
Classic Restaurants International, Inc.

              [letterhead of Bridgewater Capital Corporation]

                          INVOICE

                       March 29, 1997


Amount due for monthly services as of
November 29, 1996                                $10,000.00

Amount due for monthly services as of
December 29, 1996                                $10,000.00

Amount due for monthly services as of
January 29, 1996                                 $10,000.00

Amount due for monthly services as of
February 29, 1996                                $10,000.00

Amount due for monthly services as of
March 29, 1996                                   $10,000.00

                                                 ----------

TOTAL AMOUNT NOW DUE                             $50,000.00

                                                 ----------

This amount is due and payable.  Thank you.